UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2010

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(d) On May 12, 2010, Jacob Capps resigned as a member of the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”), and the Board appointed Lyndon Lea to fill the vacancy, effective upon Mr. Capps’ resignation from the Board.  Mr. Capps was, and Mr. Lea is, a designee of Lion/Hollywood L.L.C. (“Lion”) under the Investment Agreement, dated as of March 13, 2009, as amended (the “Investment Agreement”), between the Company and Lion, pursuant to which Lion has the right to designate two persons to the Board and a nonvoting Board observer, subject to maintaining certain minimum ownership thresholds of shares of the Company’s common stock.  Mr. Lea will serve as a director until his successor is duly elected and qualified at the Company’s 2012 annual meeting of stockholders, or his earlier death, resignation or removal.  Mr. Capps will serve as Lion’s nonvoting Board observer under the Investment Agreement.

In connection with the Investment Agreement, the Company and Lion entered into an Investment Voting Agreement, dated as of March 13, 2009 (the “Investment Voting Agreement”), which provides that for so long as Lion has the right to designate any person or persons to the Board, Dov Charney, the Company’s Chairman, Chief Executive Officer and President (“Mr. Charney”), agreed to vote his shares of the Company’s common stock in favor of Lion’s designees (and Lion agreed to vote its shares of the Company’s common stock in favor of Mr. Charney and his designees), provided that Mr. Charney’s and Lion’s respective obligations to so vote terminate if their share ownership falls below certain minimum ownership thresholds and under certain other circumstances.

Lyndon Lea is a founding partner of Lion Capital LLP, an affiliate of Lion.  In addition to being a party to the Investment Agreement and Investment Voting Agreement, Lion is a party to certain other agreements with the Company as disclosed under “Certain Relationships and Related Transactions” in the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 29, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: May 14, 2010	By:	/s/ Glenn A. Weinman
		Name:	Glenn A. Weinman
		Title:	Senior Vice President, General Counsel and Secretary